Exhibit 4.4

        FIRST AMENDMENT, dated as of April 13, 2004 (this "First Amendment") by and among Walter Industries, Inc., a Delaware corporation (the "Company"), JWC Associates, L.P., a Delaware limited partnership ("JWC"), JWC Associates II, L.P., a Delaware limited partnership ("JWC II"), KKR Partners II, L.P., a Delaware limited partnership ("Partners"), and Channel One Associates, L.P., a Delaware limited partnership ("Channel One"), to the Registration Rights Agreement, dated as of March 17, 1995 (the "Existing Registration Rights Agreement"), by and among the Company and the Holders of Registrable Common Stock named therein, and to the Registration Rights Agreement, dated as of September 12, 1995 (the "Channel One Registration Rights Agreement"and, together with the Existing Registration Rights Agreement, the "Registration Rights Agreements"), by and between the Company and Channel One. Defined terms used and not defined herein shall have the meanings ascribed to them in the Existing Registration Rights Agreement.

        WHEREAS, Section 14 of the Existing Registration Rights Agreement provides that it may be amended by the Company with the written consent of the Holders of at least 66?% of the shares of Registrable Common Stock affected by such amendment, modification or waiver;

        WHEREAS, JWC, JWC II and Partners collectively hold all of the currently outstanding Registrable Common Stock; and

        WHEREAS, Section 5 of the Channel One Registration Rights Agreement provides that it may be amended by a writing signed by the parties thereto.

        NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for valuable consideration, the receipt of which is hereby acknowledged, each Registration Rights Agreement is hereby amended as follows:

        1.    Amendment.    Effective upon the delivery of and payment for the Firm Notes referred to in Section 5(a)(iv) of the Repurchase Agreement dated the date hereof among the Company, JWC, JWC II and Partners, Section 3(g) of the Existing Registration Rights Agreement shall be amended and restated as follows (which amendment and restatement shall be applicable to the Channel One Registration Rights Agreement):

        "(g)    Shelf Registrations.    If a demand is made pursuant to Section 3(a) for a Shelf Registration, the period for which such Shelf Registration must remain effective need not extend beyond two years from the date on which such Shelf Registration is declared effective by the Commission."

        2.    Miscellaneous.

        (a)    Governing Law.    This First Amendment shall be governed and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

        (b)    Counterparts.    This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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        IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the day and year first above written.

WALTER INDUSTRIES, INC.
By:	/s/ VICTOR P. PATRICK
	Name:	Victor P. Patrick
	Title:	Senior Vice President, General Counsel and Secretary
JWC ASSOCIATES, L.P.
By:	KKR Associates, L.P., its general partner
By:	/s/ HENRY R. KRAVIS
	Name:	Henry R. Kravis
	Title:	General Partner
JWC ASSOCIATES II, L.P.
By:	KKR Associates, L.P., its general partner
By:	/s/ HENRY R. KRAVIS
	Name:	Henry R. Kravis
	Title:	General Partner
KKR PARTNERS II, L.P.
By:	By: KKR Associates, L.P., its general partner
By:	/s/ HENRY R. KRAVIS
	Name:	Henry R. Kravis
	Title:	General Partner
CHANNEL ONE ASSOCIATES, L.P.
By:	KKR Associates, L.P., its general partner
By:	/s/ HENRY R. KRAVIS
	Name:	Henry R. Kravis
	Title:	General Partner